Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

Salient Alternative Strategies Master Fund:

We consent to the use of our report dated February 28, 2014 on the financial statements of Salient Alternative Strategies Master Fund, incorporated by reference herein.

/s/ KPMG LLP

Columbus, Ohio

March 19, 2014